SMASh EC Portfolio

SUBADVISORY AGREEMENT

       This SUBADVISORY AGREEMENT (Agreement) is made this 2nd day of September, 2008, by and between Western Asset Management Company, a corporation organized under the laws of California (the
Subadviser) and Western Asset Management Company
Ltd., a corporation organized under the laws of Japan
(Western Japan).

       WHEREAS, the Subadviser has been retained by Legg Mason Partners Fund Advisor, LLC to provide investment advisory, management, and administrative services to Legg Mason Partners Master Portfolio
Trust (the Trust), a Maryland business trust registered as a management investment company under the Investment Company Act of 1940, as amended (the
1940 Act) to provide investment advisory, management, and administrative services to the Trust with respect to the series of the Trust designated in Schedule A annexed hereto (the Portfolio); and

       WHEREAS, the Subadviser wishes to engage
Western Japan to provide certain investment advisory services to the Portfolio, and Western Japan is willing to furnish such services on the terms and conditions hereinafter set forth;

       NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

       1.	In accordance with and subject to the
Subadvisory Agreement between the Subadviser and Legg
Mason Partners Fund Advisor, LLC with respect to the
Portfolio (the Subadvisory Agreement), the Subadviser hereby appoints Western Japan to act as a subadviser with respect to the Portfolio for the period and on the terms set forth in this Agreement. Western Japan accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

       2.	The Subadviser shall cause Western Japan
to be kept fully informed at all times with regard to the securities owned by the Portfolio, its funds available, or to become available, for investment, and generally as to the condition of the Portfolios affairs. The Subadviser shall furnish Western Japan with such other documents and information with regard to the Portfolios affairs as Western Japan may from time to time reasonably request.

       3. (a) Subject to the supervision of the Trusts
Board of Trustees (the Board), Legg Mason Partners
Fund Advisor, LLC and the Subadviser, Western Japan shall regularly provide the Portfolio with respect to such portion of the Portfolios assets as shall be allocated to Western Japan by the Subadviser from time to time (the Allocated Assets), with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Portfolios investment objectives, policies and restrictions, as stated in the Portfolios current Prospectus and Statement of Additional Information. Western Japan shall, with respect to the Allocated Assets, determine from time to time what securities and other investments will be purchased (including, as permitted in accordance with this paragraph, swap agreements, options and futures), retained, sold or exchanged by the Portfolio and what portion of the Allocated Assets will be held in the various securities and other investments in which the Portfolio invests, and shall implement those decisions (including the execution of investment documentation), all subject to the provisions of the Trusts Declaration of Trust and By-Laws
(collectively, the Governing Documents), the 1940
Act, and the applicable rules and regulations promulgated thereunder by the Securities and Exchange
Commission (the SEC) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Portfolio referred to above, and any other specific policies adopted by the Board and disclosed to Western Japan. Western Japan is authorized as the agent of the Trust to give instructions with respect to the Allocated Assets to the custodian of the Portfolio as to deliveries of securities and other investments and payments of cash for the account of the Portfolio. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Portfolio in one or more investment companies. Western Japan will place orders pursuant to its investment determinations for the Portfolio either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) to the Portfolio and/or the other accounts over which Western Japan or its affiliates exercise investment discretion.
Western Japan is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Western
Japan determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which Western Japan and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict Western Japans authority regarding the execution of the Portfolios portfolio transactions provided herein. Western Japan shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Allocated Assets subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board. Western Japan may execute on behalf of the Portfolio certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments Western Japan believes are appropriate or desirable in performing its duties under this Agreement.

       	(b)	The Portfolio hereby authorizes any
entity or person associated with Western Japan which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Portfolio which is permitted by
Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Portfolio hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).
Notwithstanding the foregoing, Western Japan agrees that it will not deal with itself, or with members of the Board or any principal underwriter of the Portfolio, as principals or agents in making purchases or sales of securities or other property for the account of the Portfolio, nor will it purchase any securities from an underwriting or selling group in which Western Japan or its affiliates is participating, or arrange for purchases and sales of securities between the Portfolio and another account advised by Western Japan or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Portfolio from time to time, and will comply with all other provisions of the Governing Documents and the Portfolios then-current Prospectus and Statement of Additional Information relative to Western Japan and its directors and officers.

       4.	Western Japan may delegate to any other
one or more companies that Western Japan controls, is controlled by, or is under common control with, or to specified employees of any such companies, certain of Western Japans duties under this Agreement, provided in each case Western Japan will supervise the activities of each such entity or employees thereof, that such delegation will not relieve Western Japan of any of its duties or obligations under this Agreement and provided further that any such arrangements are entered into in accordance with all applicable requirements of the 1940 Act.

       5.	Western Japan agrees that it will keep
records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, Western Japan hereby agrees that any records that it maintains for the Portfolio are the property of the Portfolio, and further agrees to surrender promptly to the Portfolio any of such records upon the Portfolios request. Western Japan further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

       6.	(a)	Western Japan, at its expense,
shall supply the Board, the officers of the Trust, Legg Mason Partners Fund Advisor, LLC and the
Subadviser with all information and reports reasonably required by them and reasonably available to Western Japan relating to the services provided by Western Japan hereunder.

       	(b)	Western Japan shall bear all
expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement. Other than as herein specifically indicated, Western Japan shall not be responsible for the Portfolios expenses, including, without limitation, advisory fees;
distribution fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organization costs of the Portfolio; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Portfolios securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, registrars, independent pricing vendors or other agents; legal expenses; loan commitment fees; expenses relating to share certificates; expenses relating to the issuing and redemption or repurchase of the Portfolios shares and servicing shareholder accounts; expenses of registering and qualifying the Portfolios shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Portfolios shareholders; costs of stationery;
website costs; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Portfolio; Board fees; audit fees;
travel expenses of officers, members of the Board and employees of the Portfolio, if any; and the Portfolios pro rata portion of premiums on any fidelity bond and other insurance covering the Portfolio and its officers, Board members and employees; litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Portfolio is a party and the legal obligation which the Portfolio may have to indemnify the Portfolios Board members and officers with respect thereto.

       7.	No member of the Board, officer or
employee of the Trust or Portfolio shall receive from the Trust or Portfolio any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of Western Japan or any affiliated company of Western Japan, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of Western Japans or any affiliated companys staff.

       8.	The Manager shall not pay Western
 Singapore any fee hereunder. Western Singapore acknowledges and agrees that the Portfolio is an integral part of separately managed account programs, and that Western Singapore will be compensated directly or indirectly by separately managed account sponsors for services rendered hereunder. Western
Singapore acknowledges and agrees that such compensation is sufficient compensation hereunder.

       9.	Western Japan assumes no responsibility
under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Portfolio, provided that nothing in this Agreement shall protect Western Japan against any liability to the Subadviser, Legg Mason Partners Fund Advisor, LLC or the Portfolio to which Western Japan would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 9, the term
Western Japan shall include any affiliates of Western
Japan performing services for the Trust or the Portfolio contemplated hereby and the partners, shareholders, directors, officers and employees of Western Japan and such affiliates.

       10.	Nothing in this Agreement shall limit or
restrict the right of any director, officer, or employee of Western Japan who may also be a Board member, officer, or employee of the Trust or the Portfolio, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of Western Japan to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities consistent with the investment policies of the Portfolio or one or more other accounts of Western Japan is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by Western Japan. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with Western Japans policies and procedures as presented to the Board from time to time.

       11.	For the purposes of this Agreement, and
the terms assignment, interested person, and majority of the outstanding voting securities shall have the meanings given to them by Section 2(a) of the 1940
Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

       12.	This Agreement will become effective with
respect to the Portfolio on the date set forth opposite the Portfolios name on Schedule A annexed hereto, provided that it shall have been approved by the Trusts Board and, if so required by the 1940 Act, by the shareholders of the Portfolio in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided herein, will continue in effect until the second anniversary of the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Portfolio, so long as such continuance is specifically approved at least annually (i) by the Board or (ii) by a vote of a majority of the outstanding voting securities of the Portfolio, provided that in either event the continuance is also approved by a majority of the Board members who are not interested persons of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

       13.	This Agreement is terminable with respect
to the Portfolio without penalty by the Board or by vote of a majority of the outstanding voting securities of the Portfolio, in each case on not more than 60 days nor less than 30 days written notice to Western Japan, or by Western Japan upon not less than 90 days written notice to the Portfolio and the Subadviser, and will be terminated upon the mutual written consent of the Subadviser and Western Japan.
This Agreement shall terminate automatically in the event of its assignment by Western Japan and shall not be assignable by the Subadviser without the consent of Western Japan.

       14.	Western Japan agrees that for any claim
by it against the Portfolio in connection with this Agreement or the services rendered under the Agreement, it shall look only to assets of the Portfolio for satisfaction and that it shall have no claim against the assets of any other portfolios of the Trust.

       15.	No provision of this Agreement may be
changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved, if so required by the 1940 Act, by vote of the holders of a majority of the Portfolios outstanding voting securities.

       16.	This Agreement, and any supplemental
terms contained on Annex I hereto, if applicable, embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

       17.	This Agreement shall be construed and the
provisions thereof interpreted under and in accordance with the laws of the State of New York.
[signature page to follow]



IN WITNESS WHEREOF, the parties hereto have
caused this Agreement to be executed by their
officers thereunto duly authorized.
WESTERN ASSET
MANAGEMENT
COMPANY
By:	/s/
W.Stephen
Venable, Jr.
       Name:
W.Stephen
Venable, Jr.
       Title:
Manger, US Legal
and Corporate
Affairs
WESTERN ASSET
MANAGEMENT
COMPANY LTD.
By:	/s/ Daniel
E. Giddings
       Name:
Daniel E.
Giddings
       Title:
Manager,
International
Legal and
Compliance

       The foregoing is acknowledged:

       The undersigned officer of the Trust has
executed this Agreement not individually but in
his/her capacity as an officer of the Trust. The
Trust does not hereby undertake, on behalf of the
Portfolio or otherwise, any obligation to Western
Asset Management Company Ltd.
LEGG MASON
PARTNERS MASTER
PORTFOLIO TRUST
By:	/s/ R.Jay
Gerken
       Name: R.Jay
Gerken
       Title:
Chairman,
President and
Chief Executive
Officer
SMASh Series EC Portfolio Signature Page



 ANNEX I

     This Annex I forms a part of the Subadvisory Agreement dated as of September 2, 2008, by and between Western Asset Management Company, a California corporation, and Western Asset Management Company Ltd. (Western Japan), an entity authorized and regulated in Japan by the Japanese Securities and Exchange Surveillance Commission (SESC).

1. Western Japan shall not offer any special benefit to the Subadviser in connection with performance of this Agreement, and the Subadviser shall not request any special benefit from Western Japan.
2. Section 9 of this Agreement shall not be deemed to limit Western Japans obligations under the Japanese Financial Instruments and Exchange Law to perform its duties to its customers faithfully and with the care of a prudent manager.
3. The Subadviser shall be liable for any damages or losses suffered by Western Japan due to the Subadvisers willful misconduct or gross negligence or the Subadvisers failure to perform its duties hereunder.


































SCHEDULE A


SMASh Series EC Portfolio      Date:  September 2, 2008